Exhibit 1

PURCHASE AGREEMENT

PURCHASE AGREEMENT (this “Agreement”), dated as of June 21, 2011, by and between JON BROOKS (“Buyer”) and MICHAEL KVITNITSKY (“Seller”).

Seller owns 28,916,654 shares (the “Shares”) of common stock, par value $0.001 per share, of Tiger X Medical, Inc., formerly known as Cardo Medical, Inc. (the “Company”).

Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, all right, title and interest in and to the Shares, all upon the terms and subject to conditions contained herein.

NOW, THEREFORE, the parties agree as follows:

1.             PURCHASE AND SALE

1.1.          Purchase and Sale.  Subject to the terms and conditions of this Agreement, Seller hereby agrees to sell, assign, transfer, convey and deliver to Buyer, and Buyer hereby agrees to purchase, acquire and take assignment and delivery of, all the right, title and interest of Seller in and to the Shares.  The aggregate purchase price for the Shares (the “Purchase Price”) shall be $2,024,165.78.  The Purchase Price shall be payable as provided in Section 1.3.

1.2          Closing; Termination.  Subject to the terms and conditions of this Agreement, the sale and purchase of the Shares contemplated by this Agreement shall take place at a closing (the “Closing”) to be held at the offices of Cooley LLP, 1114 Avenue of the Americas, New York, New York 10036-7798 at 10:00 a.m., New York time, on the third business day after satisfaction of any conditions to the transfer of the Shares on the books and records of the Company (including the acceptance by the Company of the form of any opinion of counsel to the Seller required to be delivered in connection therewith) or such other date, not more than ten business days after the satisfaction of such conditions, as may be designated by Buyer by delivery, at least two business days prior thereto, of written notice to Seller (the day on which the Closing takes place being the “Closing Date”).   If the Closing Date does not occur on or before August 31, 2011, Buyer will have the right to terminate this Agreement at any time thereafter upon written notice to Seller.

1.3.          Closing Deliveries.  At the Closing, (a) Seller shall deliver to Buyer certificates representing the Shares, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly endorsed in blank, and bearing or accompanied by all requisite stock transfer stamps and (b) Buyer shall pay to Seller the Purchase Price in cash, by certified or bank check or by wire transfer of immediately available funds to such accounts as Seller may designate in writing.  In the event the Closing occurs on or after July 31, 2011, at the Closing Seller shall deliver to Buyer cash in an amount equal to the sum of (a) the aggregate cash dividends and distributions paid by the Company after the date hereof in respect of the Shares and (b) the fair market value of any securities or other assets distributed by the Company after the date hereof in respect of the Shares.

1.4.          Consents; Further Assurances.  Seller shall cooperate with Buyer to obtain any consents or approvals necessary in connection with the transfer of the Shares from Seller to Buyer and shall use all reasonable efforts to do, or cause to be done, all things necessary, proper or advisable under applicable law to carry out the provisions of this Agreement.  Seller shall execute and deliver such documents and other papers as may be requested by Buyer to carry out the provisions of this Agreement or to more fully effect or evidence the transfer of the Shares.

1.4.       Best Efforts.  Each party shall use its best efforts to cause the transactions contemplated by this Agreement to be consummated as soon as practicable.

2.             REPRESENTATIONS AND WARRANTIES

2.1           Representations and Warranties of Seller.  Seller hereby represents and warrants to Buyer as follows:  Seller owns, and as of the Closing Date will own, the Shares beneficially and of record, free and clear of any and all liens, pledges, security interests, charges, claims, options, voting restrictions and agreements, proxies or other encumbrances (collectively, “Liens”).  Upon consummation of the transactions contemplated hereby, Buyer will acquire good and marketable title to the Shares, free and clear of any Liens.

2.2           No Reliance by Buyer; Investment Intent.  Buyer acknowledges that (x) he is an experienced professional in the securities business and a sophisticated investor, (y) he is familiar with the business, financial condition and prospects of the Company and (z) he is not relying on any representations of Seller regarding the business, financial condition or prospects of the Company or regarding the value of the Shares.  Buyer understands that the Shares are being transferred is reliance on exemptions from registration under Securities Act of 1933, as amended (the “Securities Act”) and that the Shares may not be offered, sold or otherwise transferred absent compliance with an exemption from, or registration under, the Securities Act and applicable state securities laws.  Buyer is acquiring the Shares for his own account and for investment purposes, without a view to distribution thereof in violation of the Securities Act.

3.             INDEMNIFICATION

3.1.          Indemnification by Seller.  Seller agrees to defend, indemnify and hold harmless Buyer and his successors, assigns and heirs from and against any and all liabilities, losses, damages, claims, costs, expenses, judgments, interest and penalties (including, without limitation, attorneys’, accountants’ and outside advisors’ fees and disbursements) incurred as a result of, arising out of or resulting from the breach of any representation, warranty or covenant made by Seller and contained in this Agreement.

3.2.          Survival of Representations and Warranties.  The representations, warranties, covenants and agreements made by Seller shall survive the signing and consummation of this Agreement.  All representations, warranties and covenants made by Seller in this Agreement will be deemed to have been relied upon by Buyer (notwithstanding any investigation by Buyer).

4.             GENERAL

4.1.          Expenses.  All expenses of the preparation, execution and consummation of this Agreement and of the transactions contemplated hereby, including, without limitation,

attorneys’, accountants’ and outside advisors’ fees and disbursements, and all taxes incurred by any party hereto, shall be borne by the party incurring such expense.

4.2.          Entire Agreement.  This Agreement contains the entire understanding of the parties and supersedes all prior agreements and understandings relating to the subject matter hereof and this Agreement shall not be amended except by a written instrument hereafter signed by all of the parties hereto.

4.3.          Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated thereby is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

4.4.          Assignment.  Seller may not assign its rights or delegate its obligations under this Agreement without the written consent of Buyer.  This Agreement and all of the provisions hereof shall be binding upon and inure only to the benefit of the parties hereto and their respective heirs, executors, personal representatives, successors and assigns.

4.5.          Headings.  The headings of sections and subsections are for reference only and shall not limit or control the meaning thereof.

4.6.          Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument and the different parties to this Agreement need not execute the same counterpart.

4.7.          Acknowledgment of Representation by Counsel.  Each party acknowledges that he has been represented by counsel or knowingly waived his right to be represented by counsel with regard to this Agreement and the subject matter hereof.  Each party agrees and acknowledges that he has not relied upon any tax advice, legal counsel or business advice provided by the other party.  All of the provisions of this Agreement will be deemed to have been drafted jointly by both of the parties hereto, with each party equally responsible for the choice of words and form of this Agreement.

4.8.          Governing Law.  The validity and construction of this agreement shall be governed by the internal laws (and not the principles of conflict of laws) of the State of New York.

4.9.          VENUE.  ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT SHALL BE BROUGHT EXCLUSIVELY IN THE COURTS OF THE STATE OF NEW YORK, RESIDING IN THE CITY OF NEW YORK, OR OF THE UNITED STATES OF AMERICA RESIDING IN THE STATE OF NEW YORK, IN THE CITY OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY HERETO HEREBY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS

PROPERTY, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS.  EACH PARTY HEREBY WAIVES, AND AGREES NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR THE INTERPRETATION OR ENFORCEMENT OF THIS AGREEMENT THAT IT IS NOT SUBJECT THERETO OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT THIS AGREEMENT MAY NOT BE ENFORCED IN OR BY SAID COURTS OR THAT ITS PROPERTY IS EXEMPT OR IMMUNE FROM EXECUTION, THAT THE SUIT, ACTION OR PROCEEDING IS BROUGHT IN AN INCONVENIENT FORUM, THAT THE VENUE OF THE SUIT, ACTION OR PROCEEDING IS IMPROPER OR (PROVIDED THAT PROCESS SHALL BE SERVED IN ANY MANNER REFERRED TO IN THE FOLLOWING SENTENCE) THAT SERVICE OF PROCESS UPON SUCH PARTY IS INEFFECTIVE.  EACH PARTY AGREES THAT SERVICE OF PROCESS IN ANY SUCH ACTION, SUIT OR PROCEEDING AGAINST IT WITH RESPECT TO THIS AGREEMENT MAY BE MADE UPON IT IN ANY MANNER PERMITTED BY THE LAWS OF THE STATE OF NEW YORK OR THE FEDERAL LAWS OF THE UNITED STATES.  SERVICE OF PROCESS IN ANY MANNER REFERRED TO IN THE PRECEDING SENTENCE SHALL BE DEEMED, IN EVERY RESPECT, EFFECTIVE SERVICE OF PROCESS UPON SUCH PARTY.

4.10.        WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY OR AGAINST IT ON ANY MATTERS WHATSOEVER, IN CONTRACT OR IN TORT, ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT.

IN WITNESS WHEREOF, and intending to be legally bound thereby, the parties hereto have executed and delivered this Agreement as of the date and year first above written.

BUYER:

/S/ JON BROOKS
JON BROOKS

SELLER:

/S/ MICHAEL KVITNITSKY
MICHAEL KVITNITSKY